PART I - EXHIBIT 11
BLOUNT INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF NET INCOME PER COMMON SHARE
(In thousands, except share data)
(Unaudited)


                                   Three Months               Six Months
                                 Ended August 31,          Ended August 31,
                              -----------------------   -----------------------
                                 1995         1994*        1995*        1994*
                              ----------   ----------   ----------   ----------
Primary:
  Net income                  $   10,534   $    9,503   $   24,357   $   19,348
                              ==========   ==========   ==========   ==========

Shares (See Note 2):
  Weighted average common
    shares outstanding        19,027,193   18,774,482   19,026,734   18,770,523
  Dilutive effect of stock
    options                      451,687      585,712      445,972      541,323
                              ----------   ----------   ----------   ----------
  Average common shares
    outstanding as adjusted   19,478,880   19,360,194   19,472,706   19,311,846
                              ==========   ==========   ==========   ==========

Primary net income per
  common share                $      .54   $      .49   $     1.25   $     1.00
                              ==========   ==========   ==========   ==========

Assuming Full Dilution:
  Net income                  $   10,534   $    9,503   $   24,357   $   19,348
                              ==========   ==========   ==========   ==========

Shares (See Note 2):
  Average common shares
    as adjusted for primary
    computation               19,478,880   19,360,194   19,472,706   19,311,846
  Additional dilutive effect
    of stock options              44,766       13,764       48,170       57,099
                              ----------   ----------   ----------   ----------
  Average common shares
    outstanding as adjusted   19,523,646   19,373,958   19,520,876   19,368,945
                              ==========   ==========   ==========   ==========

Net income per common share
  assuming full dilution      $      .54   $      .49   $     1.25   $     1.00
                              ==========   ==========   ==========   ==========

* Restated.  See Note 2.

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